EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF THE SERIES B PREFERRED STOCK

OF

EDIBLE GARDEN AG INCORPORATED

A DELAWARE CORPORATION

Pursuant to Section 151 of the Delaware General Corporation Law, the undersigned, JAMES E. KRAS, hereby certifies that:

1. He is the duly elected Chief Executive Officer of EDIBLE GARDEN AG INCORPORATED, a Delaware corporation (the “Corporation”).

2. A resolution was adopted and approved by the Board of Directors of the Corporation by unanimous written consent on May 13, 2025 authorizing and approving the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock of the Corporation.

3. A resolution was adopted and approved by the Board of Directors of the Corporation on August 13, 2025 and the holder of the outstanding shares of Series B Preferred Stock on August 13, 2025 by unanimous written consent, authorizing and approving the amended and restated Certificate of Designations, Preferences and Rights of the Series B Preferred Stock of the Corporation as set forth in Exhibit A.

4. 15,154 shares of Series B Preferred Stock have been issued as of the date hereof.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate, and does hereby acknowledge that this instrument constitutes his act and deed and that the facts stated herein are true.

EDIBLE GARDEN AG INCORPORATED

By:	/s/ James E. Kras
Name:	James E. Kras
Title:	Chief Executive Officer
Dated:	August 13, 2025

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF THE SERIES B PREFERRED STOCK
OF
EDIBLE GARDEN AG INCORPORATED
A DELAWARE CORPORATION

The undersigned Chief Executive Officer of Edible Garden AG Incorporated (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that, pursuant to the authority contained in the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) and pursuant to Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of the resolution of the Board of Directors of the Corporation (the “Board”) creating a series of the class of the Corporation’s authorized preferred stock designated as the “Series B Preferred Stock” as follows:

FIRST: The Certificate of Incorporation authorizes the issuance by the Corporation of One Hundred Million (100,000,000) shares of common stock, par value of $0.0001 per share (“Common Stock”) and Ten Million (10,000,000) shares of preferred stock, par value of $0.0001 per share (“Preferred Stock”), and further, authorize the Board, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and to designate the rights, preferences and limitations of each series.

SECOND: The Corporation had previously designated Series A Convertible Preferred Stock but no shares of such series are issued and outstanding and the Board has terminated such designation of Preferred Stock.

THIRD: By unanimous written consent of the Board dated May 13, 2025, the Board designated fifty thousand (50,000) shares of the Preferred Stock as Series B Preferred Stock, par value $0.0001 per share, and provided the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series B Preferred Stock, and the qualifications, limitations and restrictions thereunder (the “Original Certificate of Designations”).

FOURTH: Pursuant to Sections 141, 228 and 242 of the Delaware General Corporation Law, the Board and the holder of the outstanding shares of Series B Preferred Stock, by unanimous written consent on August 13, 2025, duly adopted resolutions amended and restating the Original Certificate of Designations and providing the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series B Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES B PREFERRED STOCK

Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have meanings set forth in Section 14 below.

Section 2. Powers and Rights of Series B Preferred Stock. There is hereby created and established a series of Preferred Stock of the Corporation designated as “Series B Preferred Stock” (the “Series B Stock”). The number of shares, powers, terms, conditions, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series B Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series B Stock (this “Certificate of Designations”). For purposes hereof, a holder of a share or shares of Series B Stock, with respect to their rights as related to the Series B Stock, shall be referred to as a “Series B Holder.”

Section 3. Number and Stated Value. The number of authorized shares of the Series B Stock is fifty thousand (50,000) shares. Each share of Series B Stock shall have a stated value of $1,000.00 (the “Stated Value”).

Section 4. Ranking. Except to the extent approved by the holders of at least a majority of the then outstanding Series B Stock (the “Required Series B Holders”) expressly consent to the creation of Parity Stock (as defined below), all shares of capital stock (Preferred Stock and Common Stock) of the Corporation shall be junior in rank to all Series B Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Corporation shall be qualified by the rights, powers, preferences and privileges of the Series B Stock. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Series B Holders, voting separate as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series B Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”), or (ii) of pari passu rank to the Series B Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”). In the event of the merger or consolidation of the Corporation with or into another corporation wherein the Corporation is the surviving entity, the shares of Series B Stock shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall provide for a result inconsistent therewith, subject to the other terms and conditions herein.

Section 5. Preferred Return.

(a) Each share of Series B Stock shall accrue a rate of return on the Stated Value at the rate of 8% per year, compounded annually to the extent not paid as set forth herein, and to be determined pro rata for any fractional year periods (the “Preferred Return”). The Preferred Return shall accrue on each share of Series B Stock from the date of its issuance, and shall be payable or otherwise settled as set forth herein.

(b) The Preferred Return shall be payable on a quarterly basis, within five (5) Business Days following the end of each calendar quarter, either in cash or via the issuance to the applicable Series B Holder of an additional number of shares of Series B Stock equal to (i) the Preferred Return then accrued and unpaid, divided by (ii) the Stated Value, with the election as to payment in cash or via the issuance of additional shares of Series B Stock to be determined in the discretion of the Corporation.

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(c) In the event that the Corporation elects to pay any Preferred Return via the issuance of shares of Series B Stock, no fractional shares of Series B Stock shall be issued, and the Corporation shall pay in cash the Preferred Return that would otherwise be payable via the issuance of a fractional share of Series B Stock.

Section 6. Reserved.

Section 7. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) Preferential Payments to Holders of Series B Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”) or Deemed Liquidation Event (as defined below), each share of Series B Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of any Common Stock or any other series of Preferred Stock equal to by reason of their ownership thereof, an amount per share of Series B Stock equal to the Stated Value at such time plus any accrued but unpaid Preferred Return plus any declared and unpaid dividend (as applicable, the “Series B Preferred Liquidation Amount”). The form of payment to the Series B Holders shall be in the same form of payment holders of Common Stock or other equity securities subordinate to the Series B Stock are entitled to receive, or would be entitled to receive, if the proceeds from any Liquidation or Deemed Liquidation Event were to exceed the Series B Preferred Liquidation Amount. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the Series B Preferred Liquidation Amount, the Series B Holders with respect to their shares of Series B Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Following the payment of the Series B Preferred Liquidation Amount, if there are any remaining assets of the Corporation available for distribution to its shareholders, the Series B Stock shall not participate in such distributions.

(b) Deemed Liquidation Events.

(i) Definition. Each of the following events shall be considered a “Deemed Liquidation Event”:

(1) a merger or consolidation in which the Corporation is a constituent party and in which the shareholders of the Corporation immediately prior to such merger or consolidation do not continue to hold a majority of the voting power of the Corporation or any successor entity following such merger or consolidation; or

(2) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

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(c) Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 7(b)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the Series B Holders with respect to Series B Stock shall be allocated in accordance with Section 7(a).

(d) Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the Series B Holders upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption (for example, a redemption pursuant to Section 9 hereof) shall be the cash or the value of the property, rights or securities paid or distributed to such Series B Holders by the Corporation or the acquiring person, firm or other entity. The value of such property, right or securities shall be determined in good faith by the Board.

(e) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 7(b)(i), if any portion of the consideration payable to the Series B Holders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the merger agreement or other agreement related to such event shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the ‘‘Initial Consideration”) shall be allocated among the Series B Holders in accordance with Section 7(a) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the Series B Holders upon satisfaction of such contingencies shall be allocated among the Series B Holders in accordance with Section 7(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

Section 8. No Conversions. The Series B Stock shall not be convertible into shares of Common Stock or into any other class or series of stock of the Corporation.

Section 9. Corporation Optional Redemption.

(a) Subject to the terms and conditions herein, at any time the Corporation may elect, in the sole discretion of the Board, to redeem all or any portion of the Series B Stock then issued and outstanding from all of the Series B Holders (a “Corporation Optional Redemption”) by paying to the applicable Series B Holders an amount in cash equal to the Series B Preferred Liquidation Amount then applicable to such shares of Series B Stock being redeemed in the Corporation Optional Redemption (the “Redemption Price”).

(b) The Corporation shall provide written notice of any Corporation Optional Redemption to the Series B Holder(s) within five (5) Business Days following the determination of the Board to consummate the applicable Corporation Optional Redemption, and thereafter such Corporation Optional Redemption shall be completed within five (5) days following the delivery of such notice, and at such time the Corporation shall deliver to the Series B Holder(s) the Redemption Price in valid funds. Each Series B Holder agrees to execute and deliver to the Corporation such instruments and documents, and to take such actions, as reasonably required to consummate the Corporation Optional Redemption.

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Section 10. Dividends and Distributions. The Series B Stock shall not participate in any dividends, distributions or payments to the holders of the Common Stock.

Section 11. Vote; Amendment.

(a) Preferred Stock Voting Rights. Series B Holders shall have no voting rights, except as required by law (including without limitation, the Delaware General Corporation Law) and as expressly provided in this Certificate of Designations. For so long as Streeterville Capital, LLC remains the sole Series B Holder and subject to compliance with Delaware General Corporation Law, Nasdaq Listing Rule 5640 and other applicable laws or listing rules, the Series B Stock shall entitle the Series B Holder thereof to vote with the holders of the Common Stock, voting together as a single class, with respect to any and all matters presented to the holders of the Common Stock for their action, consideration or consent, whether at any special or annual meeting of stockholders, by written action of stockholders in lieu of a meeting (to the extent permitted by the Certificate of Incorporation, Bylaws or Delaware General Corporation Law), or otherwise. With respect to any such vote, the outstanding Series B Stock held on the record date for determining stockholders of the Corporation eligible to participate in such vote shall entitle the Series B Holders to cast such number of votes as would be equal to the lesser of (i) 1,305,483 shares of Common Stock as of May 13, 2025, which number of shares may be adjusted from time to time in proportion with any combination, reverse stock split, or subdivision of the Common Stock, and (ii) 9.99% of the Corporation’s outstanding Common Stock, calculated on a fully diluted basis, with all other classes and series voting with the Common Stock, provided, however, that if Streeterville Capital, LLC, holds any additional voting securities of the Corporation then the aggregate number of votes such Series B Holder is entitled to cast with respect to the Series B Stock shall be reduced so that the total voting rights of the Series B Holder will be equal to 9.99%.

(b) Limitations on Amendments to the Certificate of Designation. For so long as any Series B Stock remain outstanding, the Corporation may not, and shall not, amend or repeal (including by means of merger, consolidation or otherwise) this Certificate of Designations without the prior written consent of the Required Series B Holders, in which each share of Series B Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series B Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 12. Covenants. In addition to the other covenants herein, until such time as no shares of Series B Stock remain outstanding, the Corporation will at all times comply with, and shall cause its subsidiaries to comply with, the following covenants:

(a) The Corporation will not and shall not issue any shares of Series B Preferred Stock, other than to existing Series B Holders without the Required Series B Holders’ prior written consent, which consent may be granted or withheld in the Required Series B Holders’ sole and absolute discretion.

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(b) [Reserved].

(c) The Corporation will not increase the authorized shares of Common Stock or Preferred Stock without the prior written consent of the Required Series B Holders, which consent may be granted or withheld in the Required Series B Holders’ sole and absolute discretion.

(d) The Corporation and any subsidiary will not make any Restricted Issuance without the Required Series B Holders’ prior written consent, which consent may be granted or withheld in the Required Series B Holders’ sole and absolute discretion.

(e) Beginning on the six (6) month anniversary of the filing of the Certificate of Designations, without the Required Series B Holders’ prior written consent, unless the Corporation has either (x) agreed to use 50% of the proceeds from the sale of any Equity Securities to redeem shares of Series B Preferred Stock or (y) redeemed or exchanged at least $3 million of Series B Preferred Stock during the prior 12 calendar months prior to the date of the closing of such sale of Equity Securities, the Corporation shall not (i) raise any additional funds through the sale of Equity Securities; or (ii) enter into any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits the Corporation (a) from entering into a variable rate transaction with any Series B Holder or any Affiliate of any Series B Holder, or (b) from issuing Common Stock, Preferred Stock, warrants, convertible notes, other debt securities, or any other of the Corporation’s securities to any Series B Holder or any Affiliate of any Series B Holder.

(f) The Corporation will not enter into any agreement or commitment to, create, authorize, or issue any class of Senior Preferred Stock or Parity Stock without the Required Series B Holders’ prior written consent, which consent may be granted or withheld in the Required Series B Holders’ sole and absolute discretion.

(g) The Corporation or any subsidiary will not consummate a Fundamental Transaction or enter into an agreement to consummate a Fundamental Transaction without the Required Series B Holders’ prior written consent, which consent may be granted on withheld in the Required Series B Holders’ sole and absolute discretion.

(h) The Corporation and any subsidiary will not, and will not enter into any agreement or commitment to, dispose of any assets or operations that comprise more than 25% of the Corporation’s consolidated revenue or total assets without the Required Series B Holders’ prior written consent, which consent may be granted or withheld in the Required Series B Holders’ sole and absolute discretion.

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Section 13. Covenant Default.

(a) Event of Default. The Required Series B Holders may elect to declare an “Event of Default” if any of the following conditions or events shall occur and be continuing:

(i) The Corporation fails to fully comply with any covenant, obligation or agreement of the Corporation in this Certificate of Designations (other than payment or issuance defaults which are addressed in subparagraph (ii) below), and such failure, if known to the Required Series B Holders and reasonably possible of cure, is not cured within fifteen (15) Business Days following notice to cure from the Required Series B Holders (provided that the cure period for a failure to comply with Section 12(b) shall be sixty (60) calendar days);

(ii) The Corporation fails to pay any amount due and payable to the Series B Holders pursuant to and as required by this Certificate of Designations, or fails to issue any additional shares of Series B Stock to the Series B Holders pursuant to and as required by this Certificate of Designations, and such failure, if known to the Series B Holders and reasonably possible of cure, is not cured within fifteen (15) Business Days following notice of notice to cure from the Required Series B Holders;

(iii) The Corporation shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (2) make a general assignment for the benefit of the Corporation’s creditors; or (3) commence a voluntary case under the U.S. Bankruptcy Code as now and hereafter in effect, or any successor statute; or

(iv) Except for any proceeding or case commenced by the Series B Holders or any affiliates of, associates of, or parties under common control with the Series B Holders, a proceeding or case shall be commenced, without the application or consent of the Corporation, in any court of competent jurisdiction, seeking (1) liquidation, reorganization or other relief with respect to it or its assets or the composition or readjustment of its debts, or (2) the appointment of a trustee, receiver, custodian, liquidator or the like of any substantial part of its assets, and, in each case, such proceedings or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days, if in the United States, or 90 days, if outside of the United States; or an order for relief against the Corporation shall be entered in an involuntary case under any bankruptcy, insolvency, composition, readjustment of debt, liquidation of assets or similar Law of any jurisdiction.

(b) Consequences of Events of Default. If any Event of Default has occurred, then (i) the Corporation shall not issue any convertible debt or Equity Securities without the prior written consent of the Required Series B Holders; and (ii) the Required Series B Holders may seek and obtain injunctive relief, in any court of competent jurisdiction, that enjoins the Corporation from issuing any convertible debt or Equity Securities without the prior written consent of the Required Series B Holders. Assuming the Event of Default has occurred, the Corporation shall not oppose the injunctive relief being sought. The Corporation irrevocably acknowledges and agrees that (A) an Event of Default hereunder shall cause irreparable harm to the Series B Holders; and (B) no bond or other security shall be required of the Series B Holders as a condition of the issuance of enforcement of any injunction or temporary restraining order being sought by the Series B Holders. The Series B Holders acknowledge and agree that in an Event of Default, the Series B Holders’ remedy is injunctive relief for a breach of this Certificate of Designations, provided that in the event that injunctive relief is denied for any reason, then the Series B Holders shall be entitled to pursue relief in the form of damages claims.

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Section 14. Definitions. In addition to the terms defined elsewhere in this Certificate of Designations, the following terms, as used herein, have the following meanings:

(a) “Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, the specified Person.

(b) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

(c) “Control” means (a) the possession, directly or indirectly, of the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by contractor otherwise, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

(d) “Equity Securities” means Common Stock of the Corporation, Preferred Stock of the Corporation and any option, warrant, or right to subscribe for, acquire or purchase Common Stock or Preferred Stock.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder.

(f) “Fundamental Transaction” means: (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation or any affiliate or subsidiary with or into another Person other than any subsidiary or any Affiliate of the Corporation, whereby the stockholders of the Corporation immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, or (iv) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

(g) “Issuance Date” means the date that the applicable shares of Series B Stock are issued to a Series B Holders.

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(h) “Liabilities” means liabilities, obligations or responsibilities of any nature whatsoever, whether direct or indirect, matured or un-matured, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost or expense.

(i) “Nasdaq” means The Nasdaq Stock Market LLC.

(j) “Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(k) “Restricted Issuance” means (i) the issuance, incurrence or guaranty of any debt or additional Liabilities, including any pledge or grant of a security interest in the assets of the Corporation or its subsidiaries, (ii) the issuance of (a) any Senior Preferred Stock or Parity Stock of the Corporation, or (b) any securities that are convertible into or exchangeable for shares of Senior Preferred Stock or Parity Stock; provided that the following shall not be a Restricted Issuance: (1) any such issuances or sales to a Series B Holders as contemplated in this Certificate of Designations or otherwise to a Series B Holders or any of its Affiliates and (2) the pledge or grant of a security interest in the assets of the Corporation related to a merchant capital advance agreement or similar factoring agreement with Cedar Advance LLC that do not exceed $2 million in the aggregate. For the avoidance of doubt, the issuance of Common Stock under, pursuant to, in exchange for or in connection with any contract or instrument, whether convertible or not, is deemed a Restricted Issuance for purposes hereof if the number of shares of Common Stock to be issued is based upon or related in any way to the market price of the Common Stock, including, but not limited to, Common Stock issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange.

(l) “SEC” means the United States Securities and Exchange Commission.

(m) “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

Section 15. Miscellaneous.

(a) Legend. Any certificates representing the Series B Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

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(b) Uncertificated Shares Lost or Mutilated Series B Stock Certificate. The Series B Stock shall be issued to each Series B Holders in uncertificated (book entry) form by the stock transfer agent of the Corporation unless a Series B Holders request such Series B Stock be issued to such Series B Holders in certificated form. If any certificate for the Series B Stock held by the Series B Holders thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series B Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c) Interpretation. If the Corporation or any Series B Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d) Waiver. Any waiver by the Corporation or the Series B Holders of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series B Holders to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(e) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

[Signatures on following page]

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IN WITNESS WHEREOF, EDIBLE GARDEN AG INCORPORATED, a Delaware corporation, has caused this Amended and Restated Certificate of Designations to be signed by a duly authorized officer on this 13th day of August, 2025.

EDIBLE GARDEN AG INCORPORATED

/s/ James E. Kras
Name:	James E. Kras
Title:	Chief Executive Officer